Item 77C - The Korea Fund, Inc.
Registrant incorporates by reference to the Proxy Statement filed on
September 8, 2006 (Accession No. 0000950123-06-01139417)
A Special Meeting of Stockholders (the "Meeting") of The Korea Fund, Inc.
(the "Fund") was held on October 25, 2006, at the offices of Deutsche Asset
Management, 345 Park Avenue, New York, New York 10154. At the
Meeting, the following matter was voted upon by the stockholders (the resulting votes are presented below).
I.	Election of Class III Directors to hold office for a term of three years, or until their respective successors shall have been duly elected and qualified:


Number of Votes:

For
Withheld
Ronald A. da Frota Nogueira
15,913,941
153,266
Richard A. Silver
15,894,463
172,744